Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333- 258395) of Atlantica Sustainable Infrastructure plc and in the related Prospectus of our report dated February 27, 2022, with respect to the consolidated financial statements of Atlantica Sustainable Infrastructure plc, included in this Form 20-F/A.

/s/ Ernst & Young, S.L.

Madrid, Spain
March 23, 2022